Exhibit 99.1

FBL Financial Group Announces Earnings Release Date Change;

4th Quarter 2008 Earnings To Be Released February 19

WEST DES MOINES, Iowa--(BUSINESS WIRE)--February 2, 2009--FBL Financial Group, Inc. (NYSE: FFG) today announced that it has rescheduled its fourth quarter 2008 earnings release and conference call dates. The earnings release date has changed from Thursday, February 5, 2009 to Thursday, February 19, 2009, after the close of market. In addition, FBL will hold a conference call to discuss fourth quarter 2008 earnings on Friday, February 20, 2009 at 11:00 a.m. ET. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the Internet may do so at www.fblfinancial.com.

The call may also be accessed by telephone at (888) 724-9520. A transcript of the prepared comments from the call, as well as an audio replay, will be available shortly after the call on FBL’s website. An audio replay will also be available via telephone through February 27, 2009 by calling (888) 203-1112 or (719) 457-0820 and inputting code 4052563 when prompted.

The earnings release is being changed to coincide with FBL Financial Group’s regularly scheduled board meeting date and filing of the 2008 Form 10-K with the Securities and Exchange Commission. The delay in the release date is due, in part, to the state of today’s credit markets. FBL, like other financial services companies, has a large number of investment securities in an unrealized loss position. U.S. generally accepted accounting principles require FBL to take into account all available information up to the SEC filing date to analyze whether or not an unrealized loss should be realized as an other-than-temporary impairment. This revised release date in this unusual year will prevent possible inconsistencies between results in the earnings release and results in the Form 10-K.

Unlocking of Deferred Policy Acquisition Costs. For the fourth quarter of 2008, FBL expects to record a significant and unanticipated charge in connection with the unlocking of deferred policy acquisition costs and deferred sales inducements. This is due primarily to an increase in the assumed surrender rates on the index annuity and multi-year guarantee annuity business issued by its subsidiary, EquiTrust Life Insurance Company. Very recently, surrender requests have increased due to the impact on policy provisions of a dramatic and rapid decrease in treasury rates. The deferred policy acquisition costs and deferred sales inducements after the unlocking adjustments are recoverable from estimated future profits on the underlying business, but future profitability of this business will be reduced due to increased assumed surrender rates and their impact on amortization. We expect to be able to quantify and disclose additional details regarding the unlocking adjustment and related impacts on future earnings in the earnings release and 2008 Form 10-K, and to discuss them in the related earnings conference call.

A range of expected fourth quarter earnings cannot be determined at this time. However, the financial implications of certain investment valuation results, including impairments and unrealized losses, have been estimated and are disclosed here.

Impairments Decline. For the fourth quarter of 2008, FBL expects to record realized losses from other-than-temporary impairments of $21.6 million, which is a decline from the third quarter 2008 level of $26.3 million. After taxes and other offsets, the impact of these realized losses on net income in the fourth quarter of 2008 is estimated to be approximately $12.5 million. These other-than-temporary impairments include write-downs to securities issued by Kaupthing Bank of Iceland, General Motors, Ford Motor Company, Circuit City and others. FBL will consider business developments of underlying issuers up to the filing of its Form 10-K in assessing the need, if any, to adjust the amount of realized losses from other-than-temporary impairments.

Unrealized Losses Increase. As of December 31, 2008, FBL held fixed maturity securities with gross unrealized losses of $1.65 billion, which when combined with securities with unrealized gains, totals $1.54 billion of unrealized losses. This compares to unrealized investments losses, net of unrealized gains, of $969.4 million at September 30, 2008. As of December 31, 2008, 96 percent of the fixed maturity securities in FBL’s investment portfolio were investment grade debt securities.

Expense Reductions. In order to control expenses during these turbulent economic times, FBL has implemented a companywide workforce reduction of 76 employees. The majority of the affected employees are based in FBL’s West Des Moines home office. FBL has taken other actions to reduce expenses in recent months, including eliminating open positions and streamlining operations with the implementation of automated workflow systems and other process improvements. As a result of these actions, FBL expects to achieve annual cost savings of approximately $7 million (pre-tax). In addition, salaries for executives have been frozen for 2009. FBL expects to record a pre-tax special charge of $1.2 million in the first quarter of 2009 related to this workforce reduction.

Cautionary Statement. The statements in this release concerning FBL’s prospects for the future are forward-looking statements that involve certain risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially are detailed in FBL’s reports filed with the Securities and Exchange Commission and include the current difficult financial markets, the economy, liquidity and access to capital, investment valuations, interest rate changes, competitive factors, the ability to attract and retain sales agents and a decrease in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable. No assurance can be given that the assumptions will prove to be correct.

FBL Financial Group is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL underwrites, markets and distributes life insurance, annuities and mutual funds to individuals and small businesses. In addition, FBL manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. For more information, please visit www.fblfinancial.com.

FFG-1

CONTACT:
FBL Financial Group, Inc.
Kathleen Till Stange, 515-226-6780
Investor Relations Vice President
Kathleen.TillStange@FBLFinancial.com